Exhibit 10.1

US ECOLOGY, INC.

MANAGEMENT INCENTIVE PLAN

This US Ecology, Inc. Management Incentive Plan (“Plan”) is entered into between ____________________ (“Employee”) and US Ecology, Inc., including its parents, affiliates, subsidiaries, and divisions for which Employee will work during his or her employment.

I.PURPOSE

The US Ecology Inc. Amended and Restated Omnibus Incentive Plan authorizes the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of US Ecology, Inc. (“Company”) to grant performance-based awards denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. The Plan provides a variable component of compensation for certain Team Members for achievement of objectives (“Plan Objectives” and each, a “Plan Objective”) set by the Committee for the Company’s fiscal year (“Plan Year”). The Plan is designed to align the interests of Team Members with those of stockholders and attract, motivate and retain key Team Members critical to the long-term success of the Company.

II.ADMINISTRATION

The administrator of the Plan shall be the Committee; hereinafter referred to as “Administrator”. The Administrator shall have full power, discretion and authority to, among other things, interpret the Plan, verify all amounts paid under the Plan, and establish rules and procedures for its administration, as deemed necessary and appropriate. The Administrator may rely on opinions, reports or statements of the Company’s officers, public accountants and other professionals. The calculation of any amounts to be paid under the Plan shall be performed by the Company’s Vice President and Corporate Controller and submitted by the Chief Executive Officer (“CEO”) to the Administrator for approval. Any interpretation of the Plan or act of the Administrator, or its designee, in administering the Plan, shall be final and binding.

No member of the Board shall be liable for any action, interpretation or construction made in good faith with respect to the Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of its Board who may become liable in any civil action or proceeding with respect to decisions made relating to the Plan.

III.PERFORMANCE PERIOD

The Plan’s performance period shall be the Plan Year, which runs January 1 through December 31.

IV.	PLAN OBJECTIVES

Awards under the Plan are based on the attainment of Plan Objectives established for the Plan Year. Plan Objective achievement will be determined by the Administrator in its absolute discretion.

V.	ELIGIBILITY

Eligibility to participate in the Plan is limited to designated Team Members (each a “Participant”) as approved by the CEO and shall be evidenced by an offer letter or direct correspondence from the CEO.

To be eligible to receive an award under the Plan, a Participant must have been employed by the Company (i) on a full-time basis during the Plan Year and (ii) on the date of any payment under the Plan, except as otherwise provided for in this Plan or when such requirement is waived by the CEO.

a.

New Hire/Rehire — A Participant whose employment with the Company began during the Plan Year shall be eligible for an award on a pro-rata basis, provided the CEO has approved participation and other conditions of the Plan are satisfied.  An award will be pro-rated based upon the number of calendar days the Participant was employed in an eligible position during the Plan Year.  In the case of rehires, there shall be no credit for prior service, unless otherwise approved in writing by the CEO.

b.

Leave of Absence — Provided other requirements of the Plan are satisfied; a Participant who is on an approved leave of absence for thirteen (13) weeks or more will be eligible for a pro-rated award. An award will be pro-rated by excluding the number of calendar days the Participant was on leave during the Plan Year. Military leaves of absence are waived from pro-ration.

c.

Promotion — If a Participant is promoted to an eligible position or from one eligible position to another eligible position with a higher award potential during the Plan Year, the award will be calculated based on the annualized base pay and target percentage in effect as of November 30.

d.

Demotion – If a Participant is demoted from an eligible position or from one eligible position to another eligible position with a lower award potential during the Plan Year, the award will be calculated based on the annualized base pay and target percentage in effect as of November 30.

e.

Transition Between Incentive Bonus Plans – If a Participant moves from one incentive plan to another, awards are calculated based on the calendar days in each eligible position and the target incentive amount, plan objective and weights applicable during the Participant’s tenure in each applicable position.

f.

Removal from Plan — A Participant may be removed from the Plan or an award adjusted, including elimination of any right to an award under the Plan, for insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the Plan Year or prior to payment.

VI.	INCENTIVE AWARD

The Administrator shall establish the Plan Objectives that must be achieved for a Participant to receive payment of all or a portion of his/her target incentive amount, which amount is the product of the Participant’s annual salary and an established percentage (“Target Incentive”), established by the CEO.

Payments under the Plan, if any, shall be made to a Participant upon certification by the CEO that such payments are authorized, and all applicable criteria have been satisfied. Payments shall be made as soon as practicable after approval and availability of the Company’s final audited Plan Year financial statements.

VII.	PLAN OBJECTIVES

Plan Objectives fall into one of four categories: a) Financial (60% of Target Incentive), b) Individual Performance (20% of Target Incentive), c) Health and Safety (10% of Target Incentive), and d) Compliance (10% of Target Incentive). Plan Objectives are independent and mutually exclusive from each other, so that the applicable percentage of the Target Incentive may be earned if one Plan Objective is met, even if the threshold performance is not met for another Plan Objective.

a.	Financial – The Financial Plan Objective is based on the Plan Year’s actual EBITDA and actual consolidated Free Cash Flow, before Plan expenses.

The portion of a Participant’s Target Incentive based on financial performance is comprised of two separate financial targets established and approved by the Administrator 1) earnings before interest, taxes, depreciation, and amortization (the “EBITDA Target”) and 2) free cash flow (the “FCF Target”) (each a “Base MIP Target”) and are weighted at 40% and 20%, respectively, of a Participant’s Target Incentive and 67% and 33% respectively of the Finance Target Incentive. Achievement will be determined by comparing the Plan Year’s actual financial results (based on audited financial information) to the EBITDA target and FCF target.

The Administrator, in its sole discretion, may include or exclude certain non-recurring or special transactions from calculated EBITDA or Free Cash Flow for purposes of determining the amount of an award under the Plan.

Upon achievement of 90% of a Base MIP Target, the Participant will earn 50% of the Finance Target Incentive, multiplied by the corresponding weight; 67% in the case of the EBITDA Target and 33% in case of the FCF Target (each, a “Target Weight”). For every percentage point achievement over 90% of a Base MIP Target, up to and including 100%, a Participant will earn 5% of the Finance Target Incentive, multiplied by the Target Weight. Upon 100% achievement of a Base MIP Target, 100% of the Finance Target Incentive, multiplied by the Target Weight, will be available to a Participant. In the event the Company exceeds 100% of a Base MIP Target, a Participant will be eligible for an additional incentive payment in an amount calculated by multiplying his Target Incentive by 10% for every 1% increase over 100% of a Base MIP Target and multiplied further by the Target Weight. The additional incentive payments are capped at one times a Participant’s Target Incentive (achieved at 110% of each Base MIP Target) for a maximum potential incentive payment of two times the Participant’s Target Incentive.

By way of example only, a Participant with an annual base salary of $100,000 who has a Target Incentive of 20% would receive the following amounts based on various levels of achievement:

CONSOLIDATED EBITDA TARGET (WEIGHTED 40% OF TARGET INCENTIVE)				CONSOLIDATED FREE CASH FLOW TARGET (WEIGHTED 20% OF TARGET INCENTIVE)
Achievement	% of Award	Cumulative	Payout	Achievement	% of Award	Cumulative	Payout
89%	0.00%	0.00%	$0	89%	0.00%	0.00%	$0
90%	50.00%	50.00%	$4,000	90%	50.00%	50.00%	$2,000
91%	5.00%	55.00%	$4,400	91%	5.00%	55.00%	$2,200
92%	5.00%	60.00%	$4,800	92%	5.00%	60.00%	$2,400
93%	5.00%	65.00%	$5,200	93%	5.00%	65.00%	$2,600
94%	5.00%	70.00%	$5,600	94%	5.00%	70.00%	$2,800
95%	5.00%	75.00%	$6,000	95%	5.00%	75.00%	$3,000
96%	5.00%	80.00%	$6,400	96%	5.00%	80.00%	$3,200
97%	5.00%	85.00%	$6,800	97%	5.00%	85.00%	$3,400
98%	5.00%	90.00%	$7,200	98%	5.00%	90.00%	$3,600
99%	5.00%	95.00%	$7,600	99%	5.00%	95.00%	$3,800
100%	5.00%	100.00%	$8,000	100%	5.00%	100.00%	$4,000

Example 1: Assuming 95% achievement of the Consolidated EBITDA Target and 98% achievement of the Consolidated Free Cash Flow Target, the Participant in this example would be entitled to $9,600, calculated as follows:

Example 1	EBITDA TARGET	FREE CASH FLOW TARGET
Annual Salary	$100,000	$100,000
Target Incentive	x 20%	x 20%
Target Incentive Award	$20,000	$20,000
Financial Objective Weight	x 40%	x 20%
Weighted Target Incentive Award	$8,000	$4,000
Cumulative Award Percent Earned	x 75.0%	x 90.0%
Earned Award	$6,000	$3,600

Example 1 Total Earned Award (% Finance Target Achieved)	$9,600 (80.0%)

Example 2: Assuming 95% achievement of the Consolidated EBITDA Target and 105% achievement of the Consolidated Free Cash Flow Target, the Participant would be entitled to an Additional Finance Incentive (“AFI”) of $3,300 and a total earned amount of $13,300, calculated as follows:

Example 2	EBITDA TARGET	FREE CASH FLOW TARGET
Annual Salary	$100,000	$100,000
Target Incentive	x 20%	x 20%
Target Incentive Award	$20,000	$20,000
Financial Objective Weight	x 40%	x 20%
Weighted Target Incentive Award	$8,000	$4,000
Cumulative Award Percent Earned	x 75.0%	x 100.0%
Earned Award	$6,000	$4,000

Example 2 Total (before AFI)	$10,000

Example 2: Additional Finance Incentive (AFI)	EBITDA TARGET	FREE CASH FLOW TARGET
Target Incentive	n/a	$20,000
Cumulative Excess Percentage (5 x 10%)	n/a	X 50%
AFI Award	n/a	$10,000
AFI Objective Weight	n/a	X 33%
Additional Finance Incentive Earned	n/a	$3,300

Example 2 Total Earned Award (% Finance Target Achieved)	$13,300 (110.8%)

Example 3: Assuming 145% achievement of the Consolidated EBITDA Target and 100% of the Consolidated Free Cash Flow Target, the Participant would be entitled to an Additional Finance Incentive of $13,400 and a total earned amount of $25,400, calculated as follows:

Example 3	EBITDA TARGET	FREE CASH FLOW TARGET
Annual Salary	$100,000	$100,000
Target Incentive	x 20%	x 20%
Target Incentive Award	$20,000	$20,000
Financial Objective Weight	x 40%	x 20%
Weighted Target Incentive Award	$8,000	$4,000
Cumulative Award Percent Earned	x 100.0%	x 100.0%
Earned Award	$8,000	$4,000

Example 3 Total (before AFI)	$12,000

Example 3: Additional Finance Incentive (AFI)	EBITDA TARGET	FREE CASH FLOW TARGET
Target Incentive	$20,000	n/a
Cumulative Excess Percentage (45 x 10%)	x 450%	n/a
AFI Award	$90,000	n/a
AFI Objective Weight	x 67%	n/a
Additional Financial Incentive, before Cap	$60,300	n/a

AFI Cap ($100,000 x 20% x 67%)	$13,400	n/a
Excess AFI Award Disallowed	$47,900	n/a
Additional Financial Incentive Earned	$13,400	n/a

Example 3 Total Earned Award (% Finance Target Achieved)	$25,400 (211.7%)

b.

Individual Performance - Up to an additional 20% of a Participant’s Target Incentive shall be awarded, at the sole discretion of the Administrator (“Individual Performance Incentive”) based on the following Plan Objectives.

i.	Achieving established objectives that align with the Company’s Strategic Outcomes (10% Weight)
ii.	Leadership Excellence and Engagement (5% Weight)
iii.	Humble, Hungry, & Smart (HHS) Role Model and Leader (5% Weight).

This metric is independent so that a percentage of the Individual Performance Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

c.

Health and Safety - The health and safety Plan Objective is weighted at 10% of a Participant’s target Incentive and earned based on the organizations performance towards achieving a Total Recordable Incident Rate (“TRIR”) target. Participants are assigned to a TRIR Target established for Canada, USA or companywide depending on the Team Member’s work location and role within the company. This Health and Safety Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

d.

Compliance – The metric for this Plan Objective is the Company’s avoidance of Notices of Violation or Enforcement with monetary penalties during the Plan Year and is weighted at 10% of a Participant’s Target Incentive. The Target Incentive related to Compliance (“Compliance Target Incentive”) shall be earned based on a determination by the Administrator, taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under generally accepted accounting principles – “GAAP”) in the Plan Year, severity of the Notices of Violation or Enforcement, regulatory basis for penalty and respective fact patterns. This metric is scalable independent so that a percentage of the Compliance Target Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

Each Participant Letter will include the applicable Target Incentive, Plan Objectives, metrics, weights and such other information as may be determined.

VIII.	RESTRICTIVE COVENANTS

a.

Confidentiality Covenant – Employee agrees that (1) the Company’s competitive position depends upon its ability to maintain the confidentiality of its confidential information (as that term is typically defined in the ordinary course of Company’s industry – hereinafter “CI”), and (2) Employee’s use of CI, other than as specifically authorized by the Company, will be detrimental to the Company. Employee shall treat all CI as confidential. Employee shall not directly or indirectly (i) disclose any CI to a third party (except as required in the normal course of Employee's duties), or (ii) use any CI for Employee's own account. Employee agrees not to remove any CI from the Company’s premises or networks in any form, including, but not limited to, hard copy documents, electronic files, or e-mails.

b.	Non solicitation Covenant – For a period of 12 months following Employee’s termination (regardless of the reason for termination), Employee shall not, directly or indirectly, do any of the following:

i.	solicit, or attempt to solicit, on behalf of a competing business any of Company’s customers or accounts; or

ii.	on behalf of a competing business, contract with, sell to, or perform services for any of Company’s customers or accounts; or

iii.	interfere with, or attempt to interfere with, any customer relationship of Company; or

iv.	solicit, induce, encourage, or attempt to solicit, any Company employee to terminate his or her employment or other association with Company; or

v.	hire or engage, or attempt to hire or engage, any Company employee.

c.

Extension of Restrictive Periods – The restrictive periods identified above shall not expire during (and shall be extended for a period equal to the duration of) any period in which Employee is in violation of such restrictive periods.

d.

Consideration – Employee acknowledges that (1) participation in this Plan, (2) continued employment, and (3) receipt of confidential information constitutes sufficient consideration for the foregoing restrictive covenants.

e.

Survival – This Section VIII applies to any position Employee may hold with the Company (or any subsidiary or affiliate) notwithstanding any changes in Employee’s job duties or compensation. Further, this provision survives Employee’s termination for any reason.

f.

Conflict – In the event of any conflict between the terms of this Section VIII and the provisions contained in any other agreement between the Company (or any subsidiary or affiliate) and Employee binding the Employee to similar restrictive covenants, the terms of the more restrictive agreement shall govern. In all other respects, this Plan shall remain in full force and effect.

IX.	MISCELLANEOUS

a.

Interests Not Transferable – Any interest of a Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

Notwithstanding the foregoing, if a Participant dies during the Plan Year, or after the Plan Year and prior to payment of an award, then a pro-rata portion of the award to which the Participant would have been eligible absent death shall be paid to the deceased’s Participant’s estate. Payment shall be based on the number of calendar days the Participant was employed in an eligible position during the Plan Year and shall be made at the time other Participants are paid. The requirement that the Participant be a Team Member on that date of payment shall be waived.

b.

Withholding Taxes and liabilities – The Company shall withhold taxes and Participant liabilities payable under the Plan as required by law, including, but not limited to, country, federal, state, provincial, city and/or local taxes, pensions, FICA and Medicare. Additionally, the Company will withhold from any amounts payable under the Plan the applicable contribution for the Participant’s retirement plans.

c.

No Right of Employment – Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

d.	No Representations – The Company does not represent or guarantee that any federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan.

e.	Section Headings – The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

f.

Severability – In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

g.

Invalidity – If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision shall be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part hereof.

h.	Amendment, Modification or Termination – The Administrator reserves the right to unilaterally amend, modify or terminate the Plan at any time as it deems necessary or advisable.

i.

Applicable Law – Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

j.

Effect on Other Plans – Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirements or other Team Member benefit plan are governed solely by the terms of each of such plans.

k.

Translation – In the event this Plan is translated into a language other than English, to the extent permitted by applicable law in the relevant jurisdiction, the English language version of the Plan shall prevail in case of any discrepancy.

l.	Effective Date – The Plan is effective as of January 1, 2021 and remains valid until the Company amends, modifies or terminates the Plan.

SIGNATURES

US ECOLOGY, INC.	EMPLOYEE
BY:	BY:
NAME: JEFF FEELER	NAME:
TITLE: PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN	TITLE:
DATE:	DATE: